Exhibit 99.1
For Immediate Release

CNO Financial Group Reports Second Quarter 2017 Results

Carmel, Ind., July 26, 2017 - CNO Financial Group, Inc. (NYSE: CNO) today announced net income for the second quarter of 2017 of $83.4 million, or 48 cents per diluted share, compared to $59.9 million, or 33 cents per diluted share, in the second quarter of 2016. CNO also announced second quarter of 2017 net operating income (1) of $78.6 million, or 45 cents per diluted share, compared to $63.7 million, or 35 cents per diluted share, in the second quarter of 2016.
"In the second quarter, we grew the enterprise with meaningful increases in income and book value per share and returned significant capital to shareholders while maintaining strength in our key financial metrics," said Ed Bonach, CEO of CNO Financial.
"CNO's diverse business model focuses on profitable long-term growth and continued to demonstrate solid performance this quarter," added Gary Bhojwani, President and CEO successor. "We made progress on several key initiatives to serve our market more broadly and expand our reach, as demonstrated by steady growth in collected premiums and annuity account values."
Second Quarter 2017 Highlights

•	First-year collected premiums: $352.3 million, up 16% from 2Q16

•	Total collected premiums: $925.0 million, up 7% from 2Q16

•	New annualized premium ("NAP") (2) for life and health products: $81.9 million, down 9% from 2Q16

•	Annuity collected premiums: $264.5 million, up 28% from 2Q16

•	Annuity account values: $8.3 billion, up 4% from 2Q16

•	Policies inforce of 3.5 million (including third party policies inforce), even with 2Q16

•	Net income per diluted share: 48 cents in 2Q17 compared to 33 cents in 2Q16

•	Net operating income (1) per diluted share: 45 cents in 2Q17 compared to 35 cents in 2Q16

•	Book value per common share increased to $28.28 at June 30, 2017 from $25.28 at June 30, 2016

•	Book value per diluted share, excluding accumulated other comprehensive income (loss) (3), increased to $22.74 at June 30, 2017 from $20.67 at June 30, 2016

•	Unrestricted cash and investments held by our holding company were $278 million at June 30, 2017 compared to $264 million at December 31, 2016

•	Common stock repurchases of $68.9 million and dividends of $15.3 million in 2Q17
Six-month 2017 Highlights

•	First-year collected premiums: $697.6 million, up 10% from the first six months of 2016

•	Total collected premiums: $1,865.0 million, up 6% from the first six months of 2016

•	NAP (2) (9) for life and health products: $169.8 million, down 7% from the first six months of 2016

•	Annuity collected premiums: $522.2 million, up 18% from the first six months of 2016

•	Net income per diluted share: 84 cents in the first six months of 2017 compared to 58 cents in the first six months of 2016

•	Net operating income (1) per diluted share: 80 cents in the first six months of 2017 compared to 63 cents in the first six months of 2016

•	Common stock repurchases of $111.9 million and dividends of $29.3 million in the first six months of 2017

CNO Financial (2)
July 26, 2017

•
Consolidated risk-based capital ratio was estimated at 458% at June 30, 2017, reflecting estimated statutory operating earnings of $166 million and insurance company dividends to the holding company of $177.0 million during the first six months of 2017

Quarterly Segment Operating Results

	Three months ended
	June 30,
	2017	2016
	(Dollars in millions, except per share data)
Adjusted EBIT (4):
Bankers Life	$112.6	$93.3
Washington National	23.6	21.5
Colonial Penn:
Inforce business (5)	17.4	14.1
New business (5)	(9.4)	(11.1)
Total Colonial Penn	8.0	3.0
Long-term care in run-off	1.7	—
Adjusted EBIT from business segments	145.9	117.8
Corporate Operations, excluding corporate interest expense	(13.2)	(7.0)
Adjusted EBIT	132.7	110.8
Corporate interest expense	(11.6)	(11.4)
Operating earnings before taxes	121.1	99.4
Tax expense on operating income	42.5	35.7
Net operating income (1)	78.6	63.7
Net realized investment gains (net of related amortization)	14.9	12.0
Fair value changes in embedded derivative liabilities (net of related amortization)	(5.9)	(16.5)
Fair value changes related to agent deferred compensation plan	—	(12.3)
Other	(1.6)	.1
Non-operating income (loss) before taxes	7.4	(16.7)
Income tax expense (benefit):
On non-operating income (loss)	2.6	(5.9)
Valuation allowance for deferred tax assets	—	(7.0)
Net non-operating income (loss)	4.8	(3.8)
Net income	$83.4	$59.9

Per diluted share:
Net operating income	$.45	$.35
Net realized investment gains (net of related amortization and taxes)	.06	.04
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.02)	(.06)
Fair value changes related to agent deferred compensation plan (net of taxes)	—	(.04)
Valuation allowance for deferred tax assets	—	.04
Other	(.01)	—
Net income	$.48	$.33

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CNO Financial (3)
July 26, 2017

The following table summarizes the financial impact of significant items on our 2Q17 net operating income (dollars in millions, except per share amounts):

	Three months ended
	June 30, 2017*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$112.6	$(9.4)	$103.2
Washington National	23.6	—	23.6
Colonial Penn	8.0	—	8.0
Long-term care in run-off	1.7	—	1.7
Adjusted EBIT from business segments	145.9	(9.4)	136.5
Corporate Operations, excluding corporate interest expense	(13.2)	—	(13.2)
Adjusted EBIT (4)	132.7	(9.4)	123.3
Corporate interest expense	(11.6)	—	(11.6)
Operating earnings before taxes	121.1	(9.4)	111.7
Tax expense on operating income	42.5	(3.3)	39.2
Net operating income	$78.6	$(6.1)	$72.5

Net operating income per diluted share	$.45	$(.03)	$.42

The significant items in 2Q17 included the impacts of: (i) lower persistency (including the results of procedures performed to identify policies that had terminated prior to June 30, 2017 due to death); and (ii) policyholder actions following long-term care rate increases. These items resulted in a release of reserves of $9.4 million, primarily related to the long-term care business in the Bankers Life segment.

* See page 10 for the table of Net Operating Income Excluding a Significant Item for the three months ended June 30, 2016.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. First-year collected premiums in 2Q17 were $319.9 million, up 18 percent from 2Q16, primarily reflecting an increase in premiums from annuity products. NAP for life and health products in 2Q17 was $40.2 million, down 13 percent compared to 2Q16. Results for the quarter reflect lower sales. Average producing agents (over the last twelve months) were down 6 percent from 2Q16. Average agents in their third year of service or later (over the last twelve months) in 2Q17 were essentially flat compared to 2Q16.
Total collected premiums in 2Q17 were $680.6 million, up 8 percent from 2Q16, primarily reflecting an increase in premiums from annuity products. Annuity collected premiums in 2Q17 were $264.3 million, up 28 percent from 2Q16. Annuity account values, on which spread income is earned, increased 5 percent to $8.0 billion in 2Q17 compared to 2Q16, driven by strong sales and persistency. Total policies inforce (including third party policies inforce) decreased 1 percent in 2Q17; third party policies inforce increased 5 percent.
Pre-tax operating earnings in 2Q17 compared to 2Q16 were up $19.3 million, or 21 percent. Pre-tax operating earnings in 2Q17 reflected higher spread income on annuities due to growth in the block and favorable margins on the long-term care block. In addition, 2Q17 earnings reflected $5.9 million of higher income from call premiums and prepayments compared to 2Q16.

CNO Financial (4)
July 26, 2017

The long-term care interest-adjusted benefit ratio was 66.2 percent in 2Q17, lower than the 2Q16 ratio of 77.9 percent. The 2Q17 ratio was favorably impacted by $9.4 million of one-time reserve releases primarily related to lower persistency (including the results of procedures performed to identify policies that had terminated prior to June 30, 2017 due to death) and the impact of policyholder decisions to surrender or reduce coverage following rate increases. The 2Q16 ratio was impacted by $5 million of one-time reserve releases related to policyholder decisions to surrender or reduce coverage following rate increases. The 2Q17 long-term care interest-adjusted benefit ratio excluding these favorable reserve releases was 74.4 percent compared to 82.1 percent in 2Q16. The 2Q17 ratio also reflects no increase to the future loss reserve, given the outcome of the year-end 2016 actuarial review, compared to an $8.1 million increase in 2Q16. We currently expect the long-term care interest-adjusted benefit ratio to be in the range of 75 percent to 80 percent for the remainder of 2017, excluding the impacts of rate increase actions. We expect that the rate increases will have a minor impact on the interest-adjusted benefit ratio for the remainder of 2017.
Pre-tax operating earnings in 2Q17 reflected a Medicare supplement benefit ratio of 70.4 percent, lower than the 2Q16 ratio of 73.0 percent. The favorable earnings impact of the lower Medicare supplement benefit ratio in 2Q17 was substantially offset by higher amortization of insurance acquisition costs. We currently expect the Medicare supplement benefit ratio to be in the range of 70 percent to 73 percent for the remainder of 2017.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. First-year collected premiums in 2Q17 were $19.7 million, essentially flat with 2Q16. NAP from life and health products in 2Q17 was $25.6 million, up 6 percent from 2Q16, primarily reflecting higher sales of supplemental health products. The average number of producing agents (over the last twelve months) in 2Q17 was essentially flat compared to 2Q16.
Total collected premiums from the segment's supplemental health block were up 4 percent in 2Q17 compared to 2Q16.
Pre-tax operating earnings in 2Q17 compared to 2Q16 were up $2.1 million, or 10 percent. Pre-tax operating earnings in 2Q17 primarily reflect higher margins on the supplemental health block compared to 2Q16. The supplemental health interest-adjusted benefit ratio was 60.4 percent and 61.6 percent in 2Q17 and 2Q16, respectively. In addition, 2Q17 earnings reflected $1.6 million of higher investment income from call premiums and prepayments compared to 2Q16. We continue to expect the supplemental health interest-adjusted benefit ratio to be in the range of 58 percent to 61 percent for the remainder of 2017.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. First-year collected premiums were $12.7 million and NAP was $16.1 million in 2Q17 down 8 percent and 16 percent, respectively, from 2Q16. Such decreases reflect lower lead volume primarily due to reduced marketing expenses.
Total collected premiums were up 4 percent in 2Q17 compared to 2Q16, reflecting both recent sales activity and steady persistency.
The pre-tax operating earnings in 2Q17 were $8.0 million compared to $3.0 million in 2Q16 principally due to favorable mortality and reduced marketing expenses. Inforce Adjusted EBIT was $17.4 million, up 23 percent from 2Q16, primarily reflecting growth in the block and favorable mortality.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We currently expect this segment to report earnings in 2017 in the range of $15 million to $20 million.
Long-term care in run-off only includes the long-term care business that was recaptured in September 2016. This segment recognized pre-tax earnings of $1.7 million in 2Q17. The interest-adjusted benefit ratio for this long-term care block was 104.6 percent in 2Q17 compared to 128.1 percent in 1Q17, reflecting favorable claim experience in 2Q17. We expect this segment to report normalized earnings before net realized investment gains (losses) of approximately breakeven over the long-term. However, this segment's quarterly results can be volatile given its loss recognition status.

CNO Financial (5)
July 26, 2017

Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax losses in 2Q17 were $13.2 million compared to $7.0 million of losses in 2Q16 primarily reflecting higher expenses, partially offset by favorable investment returns.
Non-Operating Items
Net realized investment gains in 2Q17 were $14.9 million (net of related amortization) including other-than-temporary impairment losses of $5.1 million which were recorded in earnings. Net realized investment gains in 2Q16 were $12.0 million (net of related amortization) including total other-than-temporary impairment losses of $13.6 million recorded in earnings and a $7.3 million loss on the dissolution of a variable interest entity.
During 2Q17 and 2Q16, we recognized decreases in earnings of $5.9 million and $16.5 million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization. Such amount includes the impacts of changes in market interest rates used to determine the derivative's estimated fair value.
During 2Q16, we recognized a decrease in earnings of $12.3 million, for the mark-to-market change in the agent deferred compensation plan liability which was impacted by changes in interest rates used to value the liability. We recognize the mark-to-market change in the estimated value of this liability through earnings as assumptions change.
In 2Q16, we reduced the valuation allowance for deferred tax assets by $7.0 million due to the utilization of capital loss carryforwards.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was estimated at 458% at June 30, 2017, reflecting estimated 2Q17 statutory operating earnings of $95 million and the payment of insurance company dividends to the holding company of $48.6 million during 2Q17 and $177.0 million during the first six months of 2017.
During the second quarter of 2017, we repurchased $68.9 million of common stock under our securities repurchase program (including $3.0 million of repurchases settled in 3Q17). We repurchased 3.3 million common shares at an average cost of $20.61 per share. During the first six months of 2017, we repurchased 5.4 million common shares at a total cost of $111.9 million. CNO anticipates repurchasing common stock in the range of $200 million to $275 million in 2017, absent compelling alternatives. As of June 30, 2017, we had 169.0 million shares outstanding and had authority to repurchase up to an additional $440.8 million of our common stock. During 2Q17, dividends paid on common stock totaled $15.3 million.
Unrestricted cash and investments held by our holding company were $278 million at June 30, 2017, compared to $264 million at December 31, 2016, reflecting dividends from subsidiaries, partially offset by common stock repurchases and dividend payments.
Book value per common share was $28.28 and $25.82 at June 30, 2017 and December 31, 2016, respectively. Book value per diluted share, excluding accumulated other comprehensive income (loss) (3), increased to $22.74 at June 30, 2017, compared to $22.02 at December 31, 2016.
The debt-to-capital ratio was 16.1 percent and 16.9 percent at June 30, 2017 and December 31, 2016, respectively. Our debt-to-total capital ratio, excluding accumulated other comprehensive income (6) was 19.0 percent at June 30, 2017 compared to 19.1 percent at December 31, 2016.
Conference Call
The Company will host a conference call to discuss results on July 27, 2017 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.

CNO Financial (6)
July 26, 2017

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

CNO Financial (7)
July 26, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: June 30, 2017 - $20,128.9; December 31, 2016 - $19,803.1)	$22,071.4	$21,096.2
Equity securities at fair value (cost: June 30, 2017 - $598.2; December 31, 2016 - $580.7)	622.6	584.2
Mortgage loans	1,734.7	1,768.0
Policy loans	112.1	112.0
Trading securities	308.0	363.4
Investments held by variable interest entities	1,309.6	1,724.3
Other invested assets	722.6	589.5
Total investments	26,881.0	26,237.6
Cash and cash equivalents - unrestricted	548.8	478.9
Cash and cash equivalents held by variable interest entities	391.1	189.3
Accrued investment income	240.9	239.6
Present value of future profits	377.8	401.8
Deferred acquisition costs	1,012.4	1,044.7
Reinsurance receivables	2,217.9	2,260.4
Income tax assets, net	594.2	789.7
Assets held in separate accounts	4.7	4.7
Other assets	573.0	328.5
Total assets	$32,841.8	$31,975.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$11,037.3	$10,912.7
Future policy benefits	11,271.7	10,953.3
Liability for policy and contract claims	506.3	500.6
Unearned and advanced premiums	282.5	282.5
Liabilities related to separate accounts	4.7	4.7
Other liabilities	866.5	611.4
Investment borrowings	1,647.0	1,647.4
Borrowings related to variable interest entities	1,532.6	1,662.8
Notes payable – direct corporate obligations	913.9	912.9
Total liabilities	28,062.5	27,488.3
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: June 30, 2017 – 169,018,890; December 31, 2016 – 173,753,614)	1.7	1.7
Additional paid-in capital	3,116.7	3,212.1
Accumulated other comprehensive income	894.5	622.4
Retained earnings	766.4	650.7
Total shareholders' equity	4,779.3	4,486.9
Total liabilities and shareholders' equity	$32,841.8	$31,975.2

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CNO Financial (8)
July 26, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Insurance policy income	$664.1	$653.6	$1,327.9	$1,298.0
Net investment income:
General account assets	322.4	295.8	634.4	586.8
Policyholder and other special-purpose portfolios	43.9	27.9	119.1	39.6
Realized investment gains (losses):
Net realized investment gains, excluding impairment losses	24.0	33.5	40.3	42.6
Other-than-temporary impairments:
Total other-than-temporary impairment losses	(4.2)	(13.6)	(12.6)	(23.6)
Change in other-than-temporary impairment losses recognized in accumulated other comprehensive income	(.9)	—	(.9)	—
Net impairment losses recognized	(5.1)	(13.6)	(13.5)	(23.6)
Loss on dissolution of a variable interest entity	(3.7)	(7.3)	(3.7)	(7.3)
Total realized gains	15.2	12.6	23.1	11.7
Fee revenue and other income	11.5	14.0	23.3	28.2
Total revenues	1,057.1	1,003.9	2,127.8	1,964.3
Benefits and expenses:
Insurance policy benefits	634.2	632.4	1,303.5	1,251.4
Interest expense	31.4	28.9	62.2	56.6
Amortization	59.6	54.8	123.1	116.9
Other operating costs and expenses	203.4	205.1	413.8	416.2
Total benefits and expenses	928.6	921.2	1,902.6	1,841.1
Income before income taxes	128.5	82.7	225.2	123.2
Income tax expense (benefit):
Tax expense on period income	45.1	29.8	79.5	44.8
Valuation allowance for deferred tax assets	—	(7.0)	—	(27.0)
Net income	$83.4	$59.9	$145.7	$105.4
Earnings per common share:
Basic:
Weighted average shares outstanding	170,556,000	178,323,000	171,994,000	179,337,000
Net income	$.49	$.34	$.85	$.59
Diluted:
Weighted average shares outstanding	172,352,000	180,267,000	173,708,000	181,198,000
Net income	$.48	$.33	$.84	$.58

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CNO Financial (9)
July 26, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Six months ended
	June 30,
	2017	2016
Adjusted EBIT (4):
Bankers Life	$202.3	$170.9
Washington National	47.1	47.8
Colonial Penn:
Inforce business (5)	31.5	26.8
New business (5)	(23.8)	(30.6)
Total Colonial Penn	7.7	(3.8)
Long-term care in run-off	2.1	—
Adjusted EBIT from business segments	259.2	214.9
Corporate Operations, excluding corporate interest expense	(22.1)	(15.1)
Adjusted EBIT	237.1	199.8
Corporate interest expense	(23.1)	(22.8)
Operating earnings before taxes	214.0	177.0
Tax expense on operating income	75.6	63.7
Net operating income (1)	138.4	113.3
Net realized investment gains (net of related amortization)	22.8	11.0
Fair value changes in embedded derivative liabilities (net of related amortization)	(10.3)	(46.0)
Fair value changes related to agent deferred compensation plan	—	(18.3)
Other	(1.3)	(.5)
Non-operating income (loss) before taxes	11.2	(53.8)
Income tax expense (benefit):
On non-operating income (loss)	3.9	(18.9)
Valuation allowance for deferred tax assets	—	(27.0)
Net non-operating income (loss)	7.3	(7.9)
Net income	$145.7	$105.4

Per diluted share:
Net operating income	$.80	$.63
Net realized investment gains (net of related amortization and taxes)	.09	.04
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.04)	(.17)
Fair value changes related to agent deferred compensation plan (net of taxes)	—	(.07)
Valuation allowance for deferred tax assets	—	.15
Other	(.01)	—
Net income	$.84	$.58

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CNO Financial (10)
July 26, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING A SIGNIFICANT ITEM*
(Dollars in millions, except per share data)

	Three months ended
	June 30, 2016*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$93.3	$(4.5)	$88.8
Washington National	21.5	—	21.5
Colonial Penn	3.0	—	3.0
Adjusted EBIT from business segments	117.8	(4.5)	113.3
Corporate Operations, excluding corporate interest expense	(7.0)	—	(7.0)
Adjusted EBIT (4)	110.8	(4.5)	106.3
Corporate interest expense	(11.4)	—	(11.4)
Operating earnings before taxes	99.4	(4.5)	94.9
Tax expense on operating income	35.7	(1.6)	34.1
Net operating income	$63.7	$(2.9)	$60.8

Net operating income per diluted share	$.35	$(.01)	$.34

* This table summarizes the financial impact of a significant item (as described in the segment results section of this press release) on our 2Q16 net operating income.

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CNO Financial (11)
July 26, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
FIRST-YEAR COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	June 30,
	2017	2016
Bankers Life:
Medicare supplement	$17.6	$19.1
Long-term care	4.1	4.4
Supplemental health	1.3	1.4
Other health	.2	—
Life	34.4	40.4
Annuity	262.3	205.1
Total	319.9	270.4
Washington National:
Supplemental health and other health	18.4	18.4
Life	1.3	1.4
Annuity	—	—
Total	19.7	19.8
Colonial Penn:
Life	12.7	13.8
Total	12.7	13.8
Total first-year collected premiums from segments	$352.3	$304.0

TOTAL COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	June 30,
	2017	2016
Bankers Life:
Medicare supplement	$179.7	$179.0
Long-term care	112.1	118.0
Supplemental health	5.6	5.3
Other health	1.5	1.6
Life	117.4	117.9
Annuity	264.3	206.4
Total	680.6	628.2
Washington National:
Supplemental health and other health	147.4	142.2
Medicare supplement	12.6	15.1
Life	7.3	7.4
Annuity	.2	.5
Total	167.5	165.2
Colonial Penn:
Life	71.9	69.0
Medicare supplement and other health	.6	.6
Total	72.5	69.6
Long-term care in run-off:
Long-term care	4.4	N/A
Total	4.4	N/A
Total collected premiums from segments	$925.0	$863.0

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CNO Financial (12)
July 26, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NEW ANNUALIZED PREMIUMS FOR LIFE AND HEALTH PRODUCTS (2)
(Dollars in millions)

	Three months ended
	June 30,
	2017	2016
Bankers Life:
Medicare supplement	$15.4	$16.7
Long-term care	5.2	6.0
Supplemental health and other health	1.4	1.7
Life	18.2	21.8
Total	40.2	46.2
Washington National:
Supplemental health	23.9	22.4
Life	1.7	1.8
Total	25.6	24.2
Colonial Penn:
Life	16.1	19.2
Total	16.1	19.2
Total new annualized premiums	$81.9	$89.6

ANNUITY ACCOUNT VALUES
(Dollars in millions)

	June 30,
	2017	2016
Bankers Life	$7,954.7	$7,589.4
Washington National	393.4	440.4
Total	$8,348.1	$8,029.8

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CNO Financial (13)
July 26, 2017

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	June 30,
	2017	2016
Bankers Life:
Medicare supplement:
Earned premium	$194 million	$194 million
Benefit ratio (7)	70.4%	73.0%
Long-term care:
Earned premium	$114 million	$118 million
Benefit ratio (7)	126.9%	134.7%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	66.2%	77.9%
Washington National:
Medicare supplement:
Earned premium	$14 million	$16 million
Benefit ratio (7)	70.4%	74.0%
Supplemental health:
Earned premium	$146 million	$141 million
Benefit ratio (7)	84.5%	85.7%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	60.4%	61.6%
Long-term care in run-off:
Long-term care:
Earned premium	$4 million	N/A
Benefit ratio (7)	268.2%	N/A
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	104.6%	N/A

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CNO Financial (14)
July 26, 2017

NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) net realized investment gains or losses, net of related amortization and taxes; (ii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (iii) fair value changes related to the agent deferred compensation plan, net of taxes, (iv) changes in the valuation allowance for deferred tax assets; and (v) other non-operating items consisting primarily of earnings attributable to variable interest entities, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 9. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium for life and health products, which includes 10% of single premium whole life deposits and 100% of all other premiums (excluding annuities). Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.

(4)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, fair value changes related to the agent deferred compensation plan, other non-operating items, corporate interest expense and taxes ("Adjusted EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of Adjusted EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 9.

(5)
Management believes that an analysis of Adjusted EBIT for Colonial Penn, separated between inforce and new business, provides increased clarity for this segment as the vast majority of the costs to generate new business in this segment are not deferrable and Adjusted EBIT will fluctuate based on management’s decisions on how much marketing costs to incur in each period. Adjusted EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. Adjusted EBIT from inforce business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and inforce business is based on estimates, which we believe are reasonable.

(6)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.

(7)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(8)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset (which is equal to the tabular interest on the related insurance liabilities). Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

(9)
The NAP for Bankers Life's Medicare supplement, long-term care, supplemental health and other health, and life policies in 1Q17 have been revised as we determined that the previously disclosed amounts were overstated by $1.6 million, $1.2 million, $.2 million and $.4 million, respectively.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other

CNO Financial (15)
July 26, 2017

statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions and uncertainties, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof; (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners; (xx) customer response to new products, distribution channels and marketing initiatives; (xxi) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; (xxiv) availability and effectiveness of reinsurance arrangements, as well as the impact of any defaults or failure of reinsurers to perform; (xxv) the amount we may need to pay to a reinsurer and the earnings charge we may incur in connection with a long-term care reinsurance transaction; (xxvi) the performance of third party service providers and potential difficulties arising from outsourcing arrangements; (xxvii) the growth rate of sales, collected premiums, annuity deposits and assets; (xxviii) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (xxix) events of terrorism, cyber attacks, natural disasters or other catastrophic events, including losses from a disease pandemic; (xxx) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; and (xxxi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

For further information: (News Media) Barbara Ciesemier +1.312.396.7461 or (Investors) Adam Auvil +1.317.817.6310

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